NEWS RELEASE	Exhibit 99

For further information, please contact Earle A. MacKenzie at (540) 984-5192.

Shenandoah Telecommunications to Restate Financial Statements for the Impact of FASB 13 – Accounting for Leases

EDINBURG, VA, (February 28, 2005) – Shenandoah Telecommunications Company (Shentel; NASDAQ: SHEN) announced that the Company’s financial statements for the years ended December 31, 2004 and 2003, including the beginning retained earnings for the year ended December 31, 2003, all quarters in 2004 and the first three quarters of the year ended December 31, 2005, will be restated to correct errors relating to the Company’s accounting for operating leases and that such previously filed financial statements should no longer be relied upon. Although the Company believes that the impact of the error is not material to any individual period in previously issued financial statements, it determined that the cumulative adjustment required to correct this error was too large to record in 2005. The Company estimates that the cumulative net pretax earnings impact of the proposed restatements will be approximately $2.1 million and will substantially relate to periods prior to 2005.

The Company has operating leases, principally for cell sites owned by third parties, land leases for towers owned by the Company, and leases with third parties for space on the Company’s towers, that have escalating rentals during the initial lease term and during succeeding optional renewal periods. Rent expense should have been recognized on a straight-line basis over the lease term, which includes renewal periods if the exercise of the renewal option is reasonably assured at the inception of the lease. Historically, the Company has not accounted for the increase in lease payments during the lease term, including the renewal periods, based on the straight-line method. Following a reevaluation of its accounting for operating leases, and in light of the Company’s investment (including acquisition costs and leasehold improvements), the Company determined that the exercise of certain renewal options was reasonably assured at the inception of the lease. Accordingly, the Company will revise its accounting for operating leases to recognize rent expense, on a straight-line basis, over the initial lease term and renewal periods that are reasonably assured to be exercised. Where the Company is the lessor, it will recognize revenue on a straight-line basis over the non-cancelable terms of the leases.

The restatements will reflect a difference in the timing of the recording of rent revenue and rent expense and will not affect the Company’s historical or future operating cash flows or the timing of payments under the related leases. The Company estimates that the restatements for the periods identified above will result in a cumulative increase of approximately $2.2 million in rent expense associated with the leases and a cumulative increase of approximately $0.1 million in income associated with the leases. The Company estimates that the restatements will increase accrued liabilities by approximately $2.2 million, increase deferred tax assets by approximately $0.8 million, increase deferred revenue by approximately $0.1 million and decrease total stockholders’ equity by approximately $1.3 million at December 31, 2005.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ National Market under the symbol “SHEN.” The Company’s operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic and Southeastern United States.

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Earle A. MacKenzie
Chief Financial Officer

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs and other competitive factors.